Exhibit 99.2

Charter Closes $3.0 Billion Senior Secured Notes

STAMFORD, Connecticut – April 17, 2020 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp., have closed on $3.0 billion in aggregate principal amount of notes consisting of the following securities:

•	$1.6 billion in aggregate principal amount of senior secured notes due 2031 (the “2031 Notes”). The 2031 Notes bear interest at a rate of 2.800% per annum and were issued at a price of 99.561% of the aggregate principal amount.

•	$1.4 billion in aggregate principal amount of senior secured notes due 2051 (the “2051 Notes,” and together with the 2031 Notes, the “Notes”). The 2051 Notes bear interest at a rate of 3.700% per annum and were issued at a price of 99.217% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”).

The joint book-running managers for the senior secured notes offering were BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. The offering was made only by means of a prospectus supplement dated April 14, 2020 and the accompanying base prospectus, copies of which can be made available by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, by telephone (800) 294-1322 or by emailing: dg.prospectus_requests@bofa.com, or by contacting J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, New York, 10017; Telephone: (212) 834-4533, or by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; E-mail: prospectus@morganstanley.com. Electronic copies of the prospectus supplement and the accompanying base prospectus are also available on the SEC’s website at www.sec.gov.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 29 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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